Exhibit (12)

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

October 15, 2021

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

1345 Avenue of the Americas

New York, New York 10105

AB Large Cap Growth Fund, Inc.

1345 Avenue of the Americas

New York, New York 10105

Re:	Acquisition of the Assets and Assumption of the Liabilities of AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc. by AB Large Cap Growth Fund, Inc.

Ladies and Gentlemen:

I.       Introduction

We have acted as counsel to AB FlexFee™ Large Cap Growth Portfolio (the “Acquired Fund”), a series of AB Cap Fund, Inc., a Maryland corporation, and AB Large Cap Growth Fund, Inc., a Maryland corporation (the “Acquiring Fund”), in connection with the Reorganization provided for in the Agreement and Plan of Reorganization among the Acquired Fund, the Acquiring Fund and certain other parties, dated as of August 5, 2021 (the “Plan”). Pursuant to Section 8(e) of the Plan, Acquired Fund and Acquiring Fund have requested our opinion as to certain of the United States federal income tax consequences to Acquiring Fund, Acquired Fund and the shareholders of Acquired Fund (“Acquired Fund Shareholders”) in connection with the Reorganization. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

AB Large Cap Growth Fund, Inc.

October 15, 2021

II.       Relevant Facts

Acquired Fund is a series of a registered, open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”). Acquiring Fund is a registered, open-end management investment company under the Act.

The Plan and the Reorganization have been approved by the Board of Directors of Acquiring Fund and the Board of Directors of Acquired Fund. The terms and conditions of the Reorganization are set forth in the Plan.

Pursuant to the Plan, Acquired Fund will transfer all of its Assets to Acquiring Fund in exchange for shares (including fractional shares) of Acquiring Fund (“Acquiring Fund Shares”) and the assumption by Acquiring Fund of all the Liabilities of Acquired Fund existing at the Effective Time of the Reorganization. At the Closing Date or as soon as reasonably practicable thereafter, Acquired Fund will liquidate and distribute all of the Acquiring Fund Shares that it received in connection with the Reorganization to those then former Acquired Fund Shareholders in exchange for all of the then outstanding shares of Acquired Fund (“Acquired Fund Shares”). Upon completion of the Reorganization, each such former Acquired Fund Shareholder will be the owner of full and fractional Acquiring Fund Shares equal in net asset value as of the Closing Date to the net asset value of the Acquired Fund Shares such shareholder held prior to the Reorganization. The Acquired Fund and the Acquiring Fund will pay the expenses relating to the Reorganization.

The stated investment objective of both Acquiring Fund and Acquired Fund is long-term growth of capital In order to accomplish this objective, the Acquiring Fund and the Acquired Fund invest in equity securities of a limited number of large, carefully selected, high-quality U.S. companies selected by the Adviser for their growth potential within various market sectors. The Acquiring Fund and the Acquired Fund both emphasize investments in large, seasoned companies. Under normal circumstances, both Acquiring Fund and Acquired Fund will invest at least 80% of their net assets in common stocks of large-capitalization companies. The Acquired Fund and the Acquiring Fund also have identical top 10 holdings.

In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquiring Fund relating to the Reorganization and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Acquired Fund and Acquiring Fund:

(1)       Acquired Fund is a “fund” (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the “Code”)). Each of Acquired Fund and Acquiring Fund: (a) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a “RIC”) for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (b) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (c) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

(2)       AllianceBernstein L.P. (the “Adviser”) will operate the business of Acquired Fund in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Reorganization. From the date it commenced operations through the Effective Time, Acquired Fund will conduct its “historic business” (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner. Before the Effective Time, Acquired Fund will not (a) dispose of and/or acquire any assets for any reason except in the ordinary course of its business as a RIC, or (b) otherwise change its historic investment policies, except that Acquired Fund may dispose of certain assets that do not meet the investment objectives of the Acquiring Fund. Any such assets which are disposed of pursuant to the prior sentence will constitute less than one-third of the Acquired Fund’s assets.

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

AB Large Cap Growth Fund, Inc.

October 15, 2021

(3)       Following the Reorganization, Acquiring Fund (a) has no plan or intention to sell or otherwise dispose of any of the assets acquired from Acquired Fund, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (b) will continue in the same business as it conducted prior to the Reorganization and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

(4)       The Acquired Fund Shareholders will receive no consideration pursuant to the Reorganization other than Acquiring Fund Shares.

(5)       The Acquired Fund Shareholders will pay any expenses incurred by them in connection with the Reorganization.

(6)       The Liabilities of Acquired Fund to be assumed by Acquiring Fund in the Reorganization have been incurred in the ordinary course of business of Acquired Fund or incurred by Acquired Fund solely and directly in connection with the Reorganization.

(7)       During the five-year period ending at the Effective Time, (a) neither Acquired Fund nor any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Acquired Fund Shares, except for Acquired Fund Shares redeemed in the ordinary course of Acquired Fund’s business as an open-end investment company as required by Section 22(e) of the Act, and (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund’s historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

(8)       Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for Acquiring Fund Shares issued in the ordinary course of its business as an open-end investment company. Neither Acquiring Fund nor any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquiring Fund Shares issued to the Acquired Fund Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business.

(9)       During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Acquired Fund Shares with consideration other than Acquiring Fund Shares.

(10)       Without limiting the effect of paragraphs 7, 8, and 9 above, the aggregate value of the acquisitions, redemptions and distributions described in such paragraphs will not exceed fifty percent (50%) of the value (without giving effect to such acquisitions, redemptions, and distributions) of the aggregate value of all of the equity securities issued by Acquired Fund at the Effective Time.

(11)

(a) There is no plan or intention of the Acquired Fund Shareholders to redeem, sell or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Acquired Fund or Acquiring Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person “related” (within such meaning) to Acquiring Fund.

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

AB Large Cap Growth Fund, Inc.

October 15, 2021

(b) It is not anticipated that dispositions of those Acquiring Fund Shares at the time of, or immediately after, the Reorganization will exceed the usual rate and frequency of dispositions of Acquired Fund Shares as an open-end investment company.

(c) It is expected that the percentage of Acquired Fund Shares, if any, that will be disposed of as a result of, or at the time of, the Reorganization will be de minimis and that there will be no extraordinary redemptions of Acquired Fund Shares immediately following the Reorganization.

(12)       The fair market value of the Assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of (a) the amount of Liabilities of Acquired Fund assumed by Acquiring Fund, and (b) the amount of Liabilities, if any, to which the transferred Assets are subject.

(13)       There are no pending or threatened claims or assessments that have been asserted by or against Acquired Fund, other than any disclosed and reflected in the net asset value of Acquired Fund.

(14)       There are no unasserted claims or assessments against Acquired Fund that are probable of assertion.

(15)       There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any “fund” thereof (as defined in Section 851(g)(2) of the Code) following the Reorganization.

(16)       At no time during the five-year period ending at the Effective Time, has the Acquiring Fund directly or indirectly owned any Acquired Fund Shares.

(17)       The fair market value of the Acquiring Fund Shares each Acquired Fund Shareholder receives in connection with the Reorganization will be approximately equal to the fair market value of the Acquired Fund Shares it surrenders in exchange therefor.

(18)       Pursuant to the Reorganization, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least ninety percent (90%) of the fair market value of the net assets, and at least seventy percent (70%) of the fair market value of the gross assets, that Acquired Fund held immediately before the Reorganization. For purposes of the foregoing, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business, and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as Assets held thereby immediately before the Reorganization.

(19)       There is no intercompany indebtedness between Acquiring Fund and Acquired Fund that was issued or acquired, or will be settled, at a discount.

(20)       The sum of (a) the expenses incurred by Acquired Fund pursuant to the Plan and (b) the Liabilities of Acquired Fund to be assumed by Acquiring Fund in the Reorganization will not exceed twenty percent (20%) of the fair market value of the assets of Acquired Fund transferred to Acquiring Fund pursuant to the Reorganization.

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

AB Large Cap Growth Fund, Inc.

October 15, 2021

III.       Relevant Law

A corporation which is a “party to a reorganization” will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.1 Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.2

In order to be a treated as a “reorganization,” a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

Code Section 368(a)(1)(C) provides that a “reorganization” includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code Section 368(a)(2)(F) provides that two or more investment companies, may engage in a “reorganization” only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest (“COI”) requirement, and the continuity of business enterprise (“COBE”) requirement. 3

In order to satisfy the COI requirement, “a substantial part of the value of the proprietary interests in the target corporation must be preserved.”4 This is accomplished “if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation…”5 For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.6

In order to satisfy the COBE requirement, a reorganization may satisfy either the “historic business test” or the “historic asset test.” Under the “historic business test,” a taxpayer can establish COBE if it either (i) continues the target’s historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the “historic asset test,” a taxpayer can establish asset continuity if it uses a “significant” portion of the target’s historic business assets in a business. “Historic business assets” may include stock, securities, or intangible operating assets if they are used in the target’s historic business.7

In interpreting the “historic business test” in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.8

1 Code § 361.

2 Code § 354.

3 Treas. Reg. § 1.368-1(b).

4 Treas. Reg. § 1.368-1(e)(1)(i).

5 Id.

6 Treas. Reg. § 1.368-1(e)(3).

7 Treas. Reg. § 1.368-1(d)(1)-(3).

8 Rev. Rul. 87-76, 1987-2 C.B. 84.

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

AB Large Cap Growth Fund, Inc.

October 15, 2021

The Reorganization will be a transfer of substantially all of the Assets of Acquired Fund, a corporation, to Acquiring Fund, a series of a corporation, in exchange solely for Acquiring Fund Shares (including fractional Acquiring Fund Shares, if any), which will then be distributed to the shareholders of Acquired Fund pursuant to the liquidation of Acquired Fund. Therefore, the Reorganization will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a “reorganization.”

Since each of Acquired Fund and Acquiring Fund is a RIC, the Reorganization will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a “reorganization.”

Based upon the representations made above with respect to acquisitions of Acquired Fund Shares by persons “related” to Acquiring Fund, each Acquired Fund Shareholder will receive Acquiring Fund Shares as a result of the Reorganization. Therefore, the Reorganization will satisfy the COI requirement.

Acquired Fund and Acquiring Fund each have identical investment objectives and strategies as described above.

Based upon the above, we believe that Acquired Fund and Acquiring Fund are engaged in the same historic business of investing in the equity securities of large capitalization U.S. companies and Acquiring Fund will continue to pursue this historic business after the Reorganization. Therefore, in our view, the Reorganization will satisfy the “historic business test” of the COBE requirement for a “reorganization.” Alternatively, since Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets acquired from Acquired Fund, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe Acquiring Fund will use the assets acquired from Acquired Fund in its historic business so that Acquiring Fund will satisfy the “historic asset test” of the COBE requirement and thus will satisfy the COBE requirement.

IV.       Opinions

Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

(1)       The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)       No gain or loss will be recognized by the Acquired Fund upon the transfer of all of the Assets to Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the Liabilities of Acquired Fund, or upon the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders.

(3)       The tax basis in the hands of the Acquiring Fund of each asset of Acquired Fund will be the same as the tax basis of such asset in the hands of Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by Acquired Fund on the transfer.

(4)       The holding period of each asset of Acquired Fund in the hands of the Acquiring Fund, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such asset was held by Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

AB FlexFee™ Large Cap Growth Portfolio — AB Cap Fund, Inc.

AB Large Cap Growth Fund, Inc.

October 15, 2021

(5)       No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets of Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption of the Liabilities of Acquired Fund.

(6)       No gain or loss will be recognized by Acquired Fund Shareholders upon the exchange of the Acquired Fund Shares for Acquiring Fund Shares as part of the Reorganization.

(7)       The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

(8)       Each Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the period for which such Acquired Fund Shareholder held the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

Notwithstanding the above, we express no view with respect to the effect of the transaction on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Reorganization. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,

/s/ Seward & Kissel LLP